Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 MEF of our report dated March 31, 2020, relating to the financial statements of Castor Maritime Inc. appearing in the Annual Report on Form 20-F of Castor Maritime Inc. for the year ended December 31, 2019, and incorporated by reference in Amendment No. 2 to the Registration Statement on Form F-1 No. 333-238990. We also consent to the reference to us under the heading "Experts" in Amendment No. 2 to the Registration Statement on Form F-1 No. 333-238990.

/s/ Deloitte Certified Public Accountants S.A.
Athens, Greece
June 23, 2020